Exhibit 99.1

FOR MORE INFORMATION: Hanover | Elite Kathy Addison, Chief Operating Officer 407-585-1080 or via email at QCEL@hanoverelite.com

Q THERAPEUTICS RECEIVES ORPHAN DRUG DESIGNATION FROM

U.S. FOOD & DRUG ADMINISTRATION FOR Q-CELLS® FOR TREATMENT OF ALS

Salt Lake City, UT – (Marketwired) – November 19, 2013 – Q Therapeutics, Inc. today announced that the U.S. Food & Drug Administration (FDA) has granted the Company Orphan Drug Designation for its Q-Cells® product (human glial restricted progenitor cells and their progeny), for the treatment of Amyotrophic Lateral Sclerosis (ALS). Granted to drug therapies intended to treat diseases or conditions that affect fewer than 200,000 patients in the United States, Orphan Drug Designation enables companies to benefit from financial incentives from the FDA including seven years of market exclusivity after product marketing clearance, access to federal grant funding opportunities to defray clinical trial costs, as well as assistance with clinical protocols and federal tax credits. These incentives are meant to encourage companies to develop products for treatment of ‘orphan diseases.’

“Designation of Q-Cells as an orphan drug for the treatment of ALS is a significant milestone for ALS patients, who have few treatment options, and for our Company as we advance this potentially life-saving therapeutic,” commented Dr. Deborah Eppstein, President and Chief Executive Officer of Q Therapeutics. “As we move toward our Phase 1/2a clinical trial with Q-Cells in ALS in 2014, Orphan Drug Designation opens up new federal grant opportunities to help us advance our goal of providing efficacious treatment for ALS patients. Orphan Drug Designation also complements our intellectual property portfolio. The potential for seven years of market exclusivity protection after product launch augments Q-Cells proprietary position.”

ALS, also known as Lou Gehrig’s Disease, occurs throughout the world with no racial, ethnic or socioeconomic boundaries. According to the ALS Association, approximately 5,600 people are diagnosed with ALS in the United States each year. It is estimated that as many as 30,000 Americans may have the disease at any given time. ALS is notoriously difficult to treat. Most ALS patients die two to five years after diagnosis, as no effective therapies exist.

Q Therapeutics is an emerging biotechnology company developing innovative cell-based therapeutics to treat debilitating diseases of the central nervous system. In many neurodegenerative conditions, such as ALS, glial cells in the brain and spine are damaged or diseased. If untreated, this results in damage to and eventual death of the neuronal cells that glia are meant to support. Q’s approach is to provide the diseased/damaged central nervous system with healthy glial cells, trademarked Q-Cells. Q Therapeutics’ collaborators at Johns Hopkins University Medical School have demonstrated doubling of survival time after ALS disease onset with a single treatment with the rat homolog of Q-Cells in a rat model of ALS.

The FDA Office of Orphan Products Development (OOPD) mission is to advance the evaluation and development of products (drugs, biologics, devices, or medical foods) that demonstrate promise for the diagnosis and/or treatment of rare diseases or conditions. In fulfilling that task, OOPD evaluates scientific and clinical data submissions from sponsors to identify and designate products as promising for rare disease and to further advance scientific development of such promising medical products. The office also works on rare disease issues with the medical and research communities, professional organizations, academia, governmental agencies, industry and rare disease patient groups.

About Q Therapeutics, Inc.

Headquartered in Salt Lake City, Utah, Q Therapeutics, Inc. is a fully reporting, non-trading company, engaged in developing adult stem cell therapies to treat debilitating diseases of the central nervous system. The Company’s first product, Q-Cells®, is a cell-based therapeutic intended to restore or preserve normal activity of neurons by providing essential support functions that occur in healthy central nervous system tissues. Q-Cells may be applicable to a wide range of central nervous system diseases, including demyelinating conditions such as multiple sclerosis, transverse myelitis, cerebral palsy and stroke; as well as other neurodegenerative diseases and injuries, such as ALS (Lou Gehrig’s disease), spinal cord injury, Parkinson’s disease and Alzheimer’s disease. Q Therapeutics’ initial clinical target is ALS, with a first IND submission expected in 2014. For more information, visit www.qthera.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Q Therapeutics’ technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of its intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect results and other risks and uncertainties are detailed from time to time in Q Therapeutics’ periodic reports, including the quarterly report on Form 10-Q for the period ended September 30, 2013 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.